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                               Exhibit 23.3
                               ------------

               [Letterhead of Howe Barnes Investments, Inc.]

                                                135 South LaSalle Street
                                                Chicago, Illinois 60603
                                                312-655-3000



                 Consent of Howe Barnes Investments, Inc.

                               June 5, 1998


Financial Services Corporation of
  the Midwest
224 18th Street, Suite 202
Rock Island, Illinois  61204


Members of the Board:

         We hereby consent to the inclusion in this Registration Statement on Form S-4 and related Proxy Statement/Prospectus with respect to the proposed merger of Financial Services Corporation of the Midwest with and into Ameribanc, Inc., a Missouri corporation and wholly owned subsidiary of Mercantile Bancorporation Inc., of our opinion letter appearing as Annex A to the Proxy Statement/Prospectus which is part of such Registration Statement, and to the references of our firm name therein. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations adopted by the Securities and Exchange Commission thereunder nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                              Very truly yours,

                              Howe Barnes Investments, Inc.



                              By:   /s/ Daniel E. Coughlin
                                 ---------------------------------------------
                                    Daniel E. Coughlin
                                    Senior Vice President